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                                                                     Exhibit 5.1


                                (S&S Letterhead)



                                  July 1, 1998



Global TeleSystems Group, Inc.
1751 Pinnacle Drive
North Tower - 12th Floor
McLean, VA 22102


                         Global TeleSystems Group, Inc.

Ladies and Gentlemen:


     We have acted as counsel to Global TeleSystems Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-1 (Registration No. 333-52735), as it has been and may be amended (the "Registration Statement"), including the prospectuses included therein at the time the Registration Statement is declared effective relating to the proposed public offering of 10,458,000 shares (the "Initial Securities") of the Company's common stock, par value $0.10 per share ("Common Stock") and additional 1,568,700 shares of Common Stock (the "Option Securities") which are subject to an over-allotment option granted to the several underwriters (the "Underwriters"), pursuant to a U.S. Purchase Agreement and an International Purchase Agreement (collectively, the "Purchase Agreements") between the Underwriters and the Company (the forms of which shall be filed as exhibits to the Registration Statement). The Initial Securities and the Option Securities are hereinafter referred to together as the "Securities."



     In this capacity, we have examined the Registration Statement, the forms of the Purchase Agreements and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates and statements of public officials, officers of the Company and others and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

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     Our opinions expressed below are limited to the law of the State of New
York, the General Corporation Law of the State of Delaware and the Federal law of the United States, and we do not express any opinion herein concerning any other law.

     Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that when the issuance of the Securities has been duly authorized by the Company, when the Purchase Agreements have been duly authorized, executed and delivered by the parties thereto and when the Securities have been issued and sold to the Underwriters by the Company pursuant to the Purchase Agreements, the Securities will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,


                                             /s/ Shearman & Sterling


DJB/CCP/MJS/MLW